Exhibit 10.29

COMPANY CONSULTING AGREEMENT

CONSULTING AGREEMENT effective as of February 28, 2013 between NEUROTROPE BIOSCIENCE, INC., a Delaware corporation, having a mailing address at 10732 Hawk’s Vista Street, Plantation, Florida 33324 (the “Company”) and RAMAT CONSULTING CORP., a company organized under the laws of the State of New York, USA, having an address at 111 Jim Stephenson Road, Swan Lake, New York 12783(“ Consultant”).

WITNESSETH:

WHEREAS, the Company is engaged in the research, design and development, of proprietary technologies and pharmaceuticals for the diagnosis and treatment of Alzheimer’s Disease and licenses, owns and controls intellectual property relating thereto;

WHEREAS, simultaneous with the execution of this agreement, NTR21 Holdings, LLC, a New York limited liability company controlled by Charles S. Ramat (“NTR”), is purchasing $1,000,000 of Series A Preferred shares of the Company, and the Company and NTR have entered into a Series A Preferred Stock Purchase Agreement (the “Share Purchase Agreement”) relating to such shares (the “NTR Shares”);

WHEREAS, Consultant is owned and controlled by Charles S. Ramat.

WHEREAS, in view of Mr. Ramat’s and Consultant’s expertise in the strategic development of business enterprises, the Company desires to retain Consultant to provide business development and marketing consulting services to the Company, all upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1.           Retention of Consultant; Term. (a) The Company hereby agrees to retain the Consultant, and the Consultant hereby agrees to serve, as an independent consultant to the Company, in accordance with the terms and provisions of this Agreement, during the Consulting Term. The Consulting Term shall initially be set at five years from the date of this Agreement, and thereafter, will be automatically renewed from year to year on March 1st of each year, without any further action by the parties, unless either the Company or Consultant notifies the other party in writing at least sixty (60) days prior to the expiration of the Consulting Term then in effect that it does not desire to renew this Agreement

(b)           The Company may terminate the Consulting Term for “Cause”, upon thirty (30) days written notice describing the circumstances thereof in reasonable detail (during which time Consultant shall have the opportunity to explain the situation and correct any misunderstandings). As used herein, the term “Cause” shall mean: (i) any material breach of this Agreement by the Consultant; (ii) any willful or gross neglect by the Consultant of his duties and responsibilities hereunder; (iii) any fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence or willful misconduct by the Consultant in connection with the performance of his duties and responsibilities hereunder; (iv) the intoxication of Consultant or Consultant being under the influence of illegal or illegally obtained drugs during business hours or while on call, or Consultant’s habitual drunkenness or addiction to drugs (provided that this shall not restrict the Consultant from taking physician-prescribed medication in accordance with the applicable prescription); (v) the commission by the Consultant of any (A) felony or (B) crime or act of moral turpitude; (vi) any action by the Consultant that may materially impair or damage the reputation of the Company; (vii) insubordinate disregard of any lawful direction given to the Consultant by the Board; or (viii) failure or refusal to comply with the Company’s lawful policies and procedures.

(c)           Consultant may terminate the Consulting Term for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean that the Company has failed to pay Consultant any compensation or reimbursements due to Consultant under Sections 3 or 4 of this Agreement, or the Company has breached any of its representations, warranties or covenants under this Agreement, or the Company or its management has engaged in willful and intentional acts of fraud or illegal activity involving the Company, and any such failure, breach or default continues uncured after ten (10) days written notice from Consultant to the Company describing the circumstances thereof in reasonable detail (during which time the Company shall have the opportunity to explain the situation and correct any misunderstandings).

2.           Consulting Services of Consultant.

(a)           The consulting services to be performed by Consultant as an independent consultant to the Company during the Consulting Term shall include providing business development and marketing consulting services as reasonably requested by the Company.

(b)           Consultant shall make available Mr. Charles S. Ramat to provide consulting services for the Company, on a part-time basis, although there is no minimum time commitment. Consultant may provide services either from Consultant’s or Mr. Ramat’s own home or offices, or via telephone or video conference calls, emails, text, or other methods of communication. Recognizing that the Company’s facilities are virtual and the Company may have or utilize facilities in West Virginia, Maryland, Florida and other locations and Consultant is normally based in New York, Consultant will render services from New York except upon Company approved and reimbursed travel to the Company’s facilities. Consulting services which shall count towards Consultant’s obligations shall include time spent at meetings, presentations and calls and on research and analysis relating to the Company, regardless of location, as well as travel time, whether out of town or locally. Consultant may schedule services to the Company, at their mutual convenience, and the Company recognizes that there may be weeks when Mr. Ramat is traveling on vacation or other business and work for the Company will be rescheduled for other times.

(c)           In order to make the most effective use of Consultant’s services, the Company will cause the Company’s directors, executive officers, key personnel and professional advisors to speak and meet with Mr. Ramat on a regular basis, and to enable Mr. Ramat to attend, at his option and as an Observer, the Company’s Board of Directors meetings (as more fully described in Section 7 of this Agreement), management committee meetings and meetings with professional advisors (which may be accomplished by video or audio conference calls). The Consultant and Company shall cooperate to mutually schedule such meetings to facilitate Mr. Ramat’s participation.

(d)           To further the effectiveness of Consultant’s services, the Company shall keep the Consultant informed of all material transactions and events concerning the Company, and the Company will provide to Consultant, all material information regarding the Company, including financial, management and operations reports, business plans, investment offering materials, term sheets, letters of intent, leases, licenses and contracts for proposed and completed transactions, patent and other technology descriptions, brochures and reports, and other marketing information.

(e)           Consultant and Mr. Ramat shall maintain any such information provided to them regarding the Company which is non-public and proprietary in confidence and shall not use, disclose or transfer such information for purposes competitive or adverse to the Company. However, the Company acknowledges that Consultant’s services with respect to the Company include attending and participating in meetings, calls and communications and providing information regarding the Company in presentations and negotiations, with professional advisors, investors, lenders, underwriters, customers, joint venturers, licensees, consultants, contractors and other counterparties of the Company, and any of such Consultant’s and Mr. Ramat’s activities on behalf of the Company shall be permissible. Further, Consultant and Mr. Ramat shall be entitled to disclose such Company information in response to court orders, subpoenas and other legal process, after notifying the Company of such requests so the Company has the opportunity to challenge or limit such request.

(f)           The Consultant shall operate under the reasonable direction of the Board of Directors of the Company. The Consultant shall not have authority to undertake Company obligations or liabilities and all contracts, applications, proposals or other legal commitments shall be signed by an appropriate officer of the Company and shall be solely the obligation of the Company.

3.           Consulting Fees.           (b) As compensation for the services to be rendered by Consultant pursuant to this Agreement during the Consulting Term, the Company agrees to pay to Consultant a monthly fee of Four Thousand One Hundred and Sixty Seven Dollars ($4,167) Dollars ($50,000 annually), to be wire transferred to Consultant’s account on or before the first day of each calendar month (with the first such payment to be made on or before the execution of this Agreement).

(b)           Since the Consultant is an independent contractor of the Company and not an employee, there will be no withholding for taxes from any payments due to Consultant under this Agreement.

4.           Reimbursement of Expenses. (c) Consultant shall be reimbursed for all pre-approved travel in connection with the Consultant’s services to the Company, including without limitation, any travel to the Company’s facilities in Maryland, West Virginia, or Florida. Any Consultant air travel will be “Business Class”.

(b)           Consultant shall also be reimbursed, upon submission to the Company of appropriate vouchers and receipts, for all other out-of-pocket expenses reasonably incurred by Consultant in furtherance of the Company’s business.

(c)           Such reimbursements shall be paid promptly after the required submissions, and in no event less frequently than monthly.

5.           Survival of Payment Obligations After any Termination.

In the event of any termination or expiration of the Consulting Term or this Agreement, the Company shall remain obligated and shall pay to Consultant, within ten (10) business days of the termination or expiration date, (i) all unpaid monthly compensation through the termination date and (ii) all unreimbursed expenses payable to Consultant pursuant to Section 4 above.

6.           No Joint Venture, Etc.

(a)           The Consultant and the Company shall be independent contractors and nothing in this Agreement shall be construed as creating a partnership, joint venture, employment or agency relationship between the Company or Consultant.

(b)           Consultant does not represent, warrant, guarantee or ensure any particular business results from the services which may be performed for the Company pursuant to this Agreement.

(c)           In the event that Consultant refers or introduces to the Company, or arranges for the Company to utilize the services of, third parties such as attorneys, accountants, investment bankers, brokers, finders, sales or marketing representatives, contractors or other consultants, such third parties will be direct contractors for the Company and not Consultant and their fees, commissions, disbursements and other charges will be the sole responsibility of the Company. Consultant is not providing any licensed professional services under this Agreement and the Company shall retain and rely upon its own attorneys, accountants, tax advisors, securities broker dealers, underwriters, engineers, appraisers and other licensed professionals.

(d)           The Company acknowledges that, in connection with Consultant’s performance of its services hereunder, Consultant and Mr. Ramat at all times are entitled to rely, as to accuracy and completeness, upon information furnished to them by the Company’s directors, officers, employees, professional advisors and agents.

(e)           Neither Consultant nor any of his affiliates assumes, assures, endorses or guarantees or shall have any responsibility for any liability, obligation or contract of the Company.

(f)           The Company shall provide advance written notice to the Consultant prior to including the name or identification of Consultant or Mr. Ramat or their affiliates in any application, filing, report or registration with any governmental or regulatory agency or any prospectus, offering memo, brochure, proposal or other marketing materials, and unless there is a legal requirement compelling such disclosure, the Consultant’s and Mr. Ramat’s written consent shall be required for such use or disclosure.

(g)           The Company does hereby indemnify Consultant, Mr. Ramat and their heirs, personal representatives, successors and assigns (“Consultant Indemnified Parties”) and agree to defend and hold them harmless from and against any and all claims, damages, charges, liabilities, losses, judgments, fines, penalties, amounts paid in settlement or satisfaction of claims, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of, relating to or accruing in respect of (i) liabilities and obligations of the Company or its business, products or assets, and claims relating to the conduct of the Company’s business, including, without limitation, liabilities for taxes, regulatory fines, assessments and penalties, and any claims or disputes of the Company with customers, doctors, patients, hospitals or other medical providers, insurers, investors, lenders, licensees, licensors, consultants, contractors, employees or others and (ii) any breach or violation of any representation, warranty, covenant or obligation of the Company under this Agreement. The rights of indemnification provided by this Section 6(g) shall be in addition to, and not be deemed exclusive of, any other rights and remedies apart from this Agreement which may be available to Consultant or Mr. Ramat, whether pursuant to the Share Purchase Agreement or by any other contract, at law, in equity or otherwise.

7.           Observer to the Board of Directors.           (d)   Effective immediately, Mr. Ramat shall be appointed as an Observer to the Board of Directors of the Company, and such appointment shall be ratified by the Board of Directors at its very next meeting and/or written consent on or after the date of this Agreement. Mr. Ramat shall continue to be an Observer to the Board of Directors of the Company throughout the Consulting Term, and if necessary, the Board of Directors shall re-appoint and re-confirm such appointment an Observer from time to time.

(b)           As an Observer to the Board of Directors, Mr. Ramat shall have all of the same rights as a member of the Board of Directors, under the Company’s Certificate of Incorporation, By-Laws, and applicable law, other than the right to vote. Such rights afforded to Mr. Ramat shall include, without limitation, notice of, and the right to attend and participate in and speak at, all Board of Directors meetings, whether held in person or by conference telephone or video or on-line, and the right to review in advance all proposed written consents and actions of the Board of Directors; the right to receive all minutes and reports of Board of Directors meetings and actions by written consent; and the right to receive all financial and other reports, presentations and information referred to in Section 2(d) which may be provided to Directors; and the right to be informed of all material transactions and events concerning the Company; and the right to meet and speak with the Company’s directors, executive officers, key personnel and professional advisors as referred to in Section 2(c).

(c)           The Company will indemnify Mr. Ramat to the fullest and same extent as the Company provides indemnification to its Directors from time to time under the Company’s Certificate of Incorporation, By-Laws and applicable law, and under the Company’s policies of Directors and Officers Liability Insurance. The Company will take steps to assure that Mr. Ramat, even though an Observer, is covered by the Company’s policies of Directors and Officers Liability Insurance.

(d)           The Company will provide compensation to Mr. Ramat in the same amounts as the Company provides to its Directors for service in the capacity of a Director.

(e)           The Company will reimburse Mr. Ramat for all reasonable out of pocket expenses, including travel expenses, to attend and participate in Board of Directors meetings.

8.           Stock Options Granted to Mr. Ramat.

(a)           The Company does hereby grant to Mr. Ramat options to purchase Three Hundred Thousand (300,000) shares of the Company’s Common Stock, at an exercise price of One ($1.00) per share (the “Options”). The Options may be exercised for a term of ten (10) years from the date each Option becomes fully vested. To the fullest extent possible the terms and conditions of the Options granted to Mr. Ramat will follow the Common Stock Purchase Agreement provided to Jim New, the CEO of the Company, except that Mr. Ramat shall receive options for Common Stock rather than issued shares of Common Stock.

(b)           As with Mr. New’s agreement, Twenty (20%) percent of Mr. Ramat’s Options shall vest immediately upon the date of this Agreement, and the balance of Eighty (80%) shall vest fractionally on a day by day basis over the subsequent 4 year term from the date of this Agreement ( 240,000 shares / 1460 days = 164 shares vest each day of the consulting agreement). An acceleration of this vesting schedule may be awarded at the discretion of Neurotrope’s Board of Directors in the event the Consultant is instrumental in assisting the Company in further capital raising activities. Also similar to Mr. New’s agreement, all of the Options granted to Mr. Ramat will vest upon the earlier to occur of (i) a “Deemed Liquidation Event” or a “Fundamental Change” or a “Change of Ownership” of the Company as such terms may be defined in the Certificate of Incorporation of the Company and (ii) upon the effective date of a registered public offering of the Company’s Common Stock.

(c)           In the event that the Company has validly terminated the Consulting Term for “Cause” pursuant to Section 1(b) of this Agreement, then any Options which were scheduled to vest after the effective date of termination shall not vest, but Mr. Ramat shall retain all rights as to Options which were scheduled to vest prior to the effective date of termination.

(d)           The Options granted to Mr. Ramat shall not be transferable except (i) by will or intestate devise or (ii) to family members, family trusts or controlled companies for estate planning purposes. Any such transferee of the Options shall take subject to the terms and conditions of this Agreement.

(e)           Any vested Option may be exercised in whole or in part by the holder sending written notice to the Company of the number of Options to be exercised and the total exercise price to be paid, and upon submission of a check or wire transfer for the total exercise price, the Company shall issue and deliver to the holder a stock certificate for the shares for which the Option is exercised. The shares shall bear an appropriate legend indicating they are restricted securities subject to applicable securities laws. The Company shall at all times from and after the date of this Agreement until the last Option term for exercise has expired, reserve the number of shares of Common Stock necessary to satisfy all Options that may be exercised.

(f)           Mr. Ramat, shall, with respect to the shares to be issued upon exercise of the Options, have and be entitled to all rights that the other holders of Common Stock of the Company have pursuant to the Stockholders Agreement dated October 31,2012, including without limitation, First Refusal Rights; Tag Along Rights; Drag Along Rights and Obligations;

(g)           In addition, Mr. Ramat shall, with respect to the shares to be issued upon exercise of the Options, have and be entitled to all rights set forth in the Investors’ Rights Agreement dated on or about February 28, 2013, including Registration Rights and Rights to Future Stock Issuances.

9.           Notices. Any notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when mailed by first class registered or certified, postage prepaid, to their addresses as set forth above, or by courier delivery or by fax or email with confirmed receipt, or to such other address as shall be designated by such party by notice given in accordance herewith.

Copies of all notices to the Company shall be sent to

James New

CEO

Neurotrope Bioscience

Tel: 954 632 6630

Fax: 954 452 4656

Email: jnew@neurotropebioscience.com

Copies of all notices to the Consultant shall be sent to

Lawrence M. Levinson, Esq.

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Tel: 212 - 704 - 6251

Fax: 212 - 704 - 5955

Email: Lawrence.levinson@troutmansanders.corn

10.           General Provisions.

(a)           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not be invalidate or render unenforceability such provision in any other jurisdiction.

(b)           No failure to exercise nor any delay in exercising on the part of any party of any right, power or privilege hereunder shall operate as a waiver thereof; not shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(c)           None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Consultant and the Company. This Agreement shall inure to the benefit of and be enforceable by and binding upon Consultant and the Company and their respective heirs, personal representatives, successors and assigns. Neither the Company nor Consultant shall transfer or assign their rights or obligations under this Agreement.

(d)           Each of the parties hereto shall cooperate and take such actions, and execute such other documents and instruments, as may be reasonably requested by the others in order to carry out the provisions and purposes of this Agreement.

(e)           This Agreement may be executed in counterpart copies and each of which shall be an original but all of which shall constitute a single instrument.

(f)           The provisions and covenants set forth in this Agreement are for the benefit of the parties to this Agreement and not for the benefit of any third party or other person, and no third party or other person shall have any right to enforce the provisions and covenants against any party hereto.

(g)           This Agreement shall be construed and governed by the laws of the State of New York. Each party hereto for himself, itself and his or its heirs, personal representatives, successors and assigns, hereby consents to personal jurisdiction over him, it and them in the federal and state courts located in the State of New York. The Consultant may enforce this Agreement both in New York and any state where the Company is located.

(h)           The Company represents and warrants to Consultant that this Agreement has been duly authorized by all necessary corporate action, has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(i)           The Company will require any successor (whether direct or indirect, by purchase of assets or capital stock, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

IN WITNESS WHEREOF, the Company and Consultant have caused this Agreement to be executed as of the day and year first above written.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ James New

Printed Name:	James New

Title:	CEO Neurotrope Bioscience

RAMAT CONSULTING CORP.

By:	/s/ Charles Ramat
Charles S. Ramat, President

AMENDMENT TO CONSULTING AGREEMENT

           AMENDMENT dated December 18, 2013 to CONSULTING AGREEMENT effective as of February 28, 2013 between NEUROTROPE BIOSCIENCE, INC., a Delaware corporation, having a mailing address at 10732 Hawk’s Vista Street, Plantation, Florida 33324 (the “Company”) and RAMAT CONSULTING CORP., a company organized under the laws of the State of New York, USA, having an address at 111 Jim Stephenson Road, Swan Lake, New York 12783 (“Consultant”).

WITNESSETH:

WHEREAS, the Company is engaged in the research, design and development, of proprietary technologies and pharmaceuticals for the diagnosis and treatment of Alzheimer’s Disease and licenses, owns and controls intellectual property relating thereto;

WHEREAS, Consultant’s services are performed by Mr. Charles Ramat who owns and controls Consultant and the Company would like to assign to Consultant additional responsibilities to assist the Board of Directors of the Company in developing, synthesizing and refining a strategic plan for development of the Company’s technology, and to set forth the parameters for such assignment, and Consultant is willing to undertake such assignment on the terms set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1.           Scope of Assignment.

(a)           The Company hereby authorizes and directs Consultant to assist the Board of Directors in developing, synthesizing and refining a strategic plan for development of the Company’s technology, and to meet with and obtain input from, the Company’s directors, officers, key employees, technical personnel, consultants and advisors. Consultant may attempt to synthesize and reconcile alternative viewpoints, to facilitate discussions among such Company personnel and consultants, and/or recommend approaches and alternatives. Consultant can arrange such communications as and when convenient for his schedule. Consultant does not provide any assurances, and the Company and the Board recognize there are no assurances, that any particular plan or result can be developed or achieved through the efforts of Consultant.

(b)           Consultant and Mr. Ramat shall report solely to the Board of Directors of the Company, which is anticipated to be verbal updates from time to time. Consultant shall merely be providing information, recommendations or viewpoints to the Board, and the Board of Directors of the Company shall have the responsibility of acting upon and making decisions with respect to any input provided by Consultant, and any actions or decisions so taken by the Board of Directors shall be solely the obligations of the Company. .

(c)           The Company and the Board shall rely upon their counsel, tax advisors and accountants with respect to any legal, securities, tax or accounting aspects of any technical development plan, information, discussions, recommendations or viewpoints relating thereto, whether presented by Consultant or other Company personnel or advisors, and neither Consultant nor Mr. Ramat are providing any legal, securities, tax or accounting advice.

(d)           The Company’s Board of Directors, in consultant with counsel, shall have the responsibility of determining whether any disclosures, reports or filings are necessary, either within the Company or in public filings or releases , with respect to any technical development plan, information, discussions, recommendations or viewpoints relating thereto, whether presented by Consultant or other Company personnel or advisors, and if any are determined to be necessary, the Board and counsel shall prepare the contents thereof.

(e)           In providing such assistance to the Board of Directors, the Consultant may obtain confidential information regarding the Company and it technology, which shall be maintained as such, but the Company and the Board acknowledge that inherent to the Consultant’s assignment is discussion of such information with Company personnel and consultants, and Consultant is permitted to discuss and utilize such confidential information for purposes of carrying out the assignment under this Amendment.

(f)           Consultant shall be reimbursed for any out of town travel or other out of pocket expenses incurred by Consultant or Mr. Ramat in connection with the foregoing assignment, in the manner provided in the Consulting Agreement.

2.           Indemnification.

(a)           The Company does hereby indemnify Consultant, Mr. Ramat and their heirs, personal representatives, successors and assigns (“Consultant Indemnified Parties”) and agree to defend and hold them harmless from and against any and all claims, damages, charges, liabilities, losses, judgments, fines, penalties, amounts paid in settlement or satisfaction of claims, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) arising out of relating to or accruing in respect of any claims, liabilities and obligations (of the Company, the Board of Directors of the Company, or otherwise) relating to or arising out of Consultant’s or Mr. Ramat’s activities on behalf of the Company relating to the assistance and assignment described in this Agreement, or any technical development plan or recommendations or actions omissions of the Company or the Board of Directors or any Company personnel relating hereto, including without limitation, any claims under federal, state or foreign securities laws. The rights of indemnification provided by this Section 2 shall be in addition to, and not be deemed exclusive of, any other rights and remedies of Consultant or Mr. Ramat apart from this Amendment.

3.           General Provisions.

(a)           In all other respects, the Consulting Agreement remains unchanged and in full force and effect, and all of the provisions of the Consulting Agreement (not otherwise addressed herein) shall govern the relationship between Consultant and the Company.

(b)           This Amendment may be executed in counterpart copies and each of which shall be an original but all of which shall constitute a single instrument.

(c)           The provisions and covenants set forth in this Amendment are for the benefit of the parties to this Amendment and Mr. Ramat and not for the benefit of any third party or other person, and no third party or other person shall have any right to enforce the provisions and covenants against any party hereto.

IN WITNESS WHEREOF, the Company and Consultant have caused this Amendment to be executed as of the day and year first above written.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ James New

Printed Name:	James New

Title:	CEO

RAMAT CONSULTING CORP.

By:	/s/ Charles Ramat
Charles S. Ramat, President

AMENDMENT NO. 2 TO

CONSULTING AGREEMENT

THIS AMENDMENT NO. 2 to CONSULTING AGREEMENT dated February 2nd, 2015 (the “Amendment”) to CONSULTING AGREEMENT effective as of February 28, 2013, and as amended on December 18, 2013 (the Consulting Agreement”) between NEUROTROPE BIOSCIENCE, INC., a Delaware corporation having an address at 50 Park Place, Suite 1401, Newark, New Jersey 07102 (the “Company”) and RAMAT CONSULTING CORP., a company organized under the laws of the State of New York, USA, having an address at 111 Jim Stephenson Road, Swan Lake, New York 12783 (“Consultant”).

WITNESSETH:

WHEREAS, the Company is engaged in the research, design and development, of proprietary technologies and pharmaceuticals for the diagnosis and treatment of Alzheimer’ s Disease and licenses, owns and controls intellectual property relating thereto;

WHEREAS, Consultant’s services are performed by Mr. Charles Ramat who owns and controls Consultant and the Company and Consultant would like to amend the Consulting Agreement to clarify Consultant’s services for the Company;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below and intending to be legally bound, the parties hereto agree as follows:

1.                  Scope of Assignment.

(a)                The Company hereby authorizes and directs Consultant to provide services as follows: Mr. Ramat shall be engaged as the Company’s President and Chief Executive Officer and shall perform all duties consistent with that position.

2.                  General Provisions.

(a)                In all other respects, the Consulting Agreement remains unchanged and in full force and effect, and all of the provisions of the Consulting Agreement (not otherwise addressed herein) shall govern the relationship between Consultant and the Company; and any ambiguities between this Amendment and the Consulting Agreement shall be governed by the Consulting Agreement

(b)               This Amendment may be executed in counterpart copies and each of which shall be an original but all of which shall constitute a single instrument.

(c)                The provisions and covenants set forth in this Amendment are for the benefit of the parties to this Amendment and Mr. Ramat and not for the benefit of any third party or other person, and no third party or other person shall have any right to enforce the provisions and covenants against any party hereto.

IN WITNESS WHEREOF, the Company and Consultant have caused this Amendment to be executed as of the day and year first above written.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Robert Weinstein

Printed Name:	Robert Weinstein

Title:	Secretary

RAMAT CONSULTING CORP.

By:	/s/ Charles Ramat
Charles S. Ramat, President

-2-